Exhibit (h)(1)

FORM OF FUND SERVICES AGREEMENT

• ADMINISTRATION AND COMPLIANCE SERVICES • REGULATORY SERVICES • ACCOUNTING SERVICES

PROSHARES TRUST

                    , 2006

FUND SERVICES AGREEMENT

(i)

FUND SERVICES AGREEMENT

Table of Contents (continued)

FUND SERVICES AGREEMENT

AGREEMENT made as of                     , 2006 by and between PROSHARES TRUST (the “Trust”), a Delaware business trust, and J.P. MORGAN INVESTOR SERVICES CO. (“J.P. Morgan”), a Delaware corporation and a wholly-owned subsidiary of JP Morgan Chase & Co.

WITNESSETH:

WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to contract with J.P. Morgan to provide certain services with respect to certain ETF Series (as defined below);

WHEREAS, the Trust is authorized to issue shares of capital stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each an “ETF Series”). The Trust intends that the shares of each such ETF Series (the “ETF Shares”) will be traded on a national securities exchange or other securities market. The ETF Shares shall be issued in bundles called “Creation Units”, which means the minimum number of ETF Shares that may be created or redeemed at any one time as described in the prospectus with respect to such ETF Series. The Trust, on behalf of the ETF Series, shall issue and redeem ETF Shares of each ETF Series only in Creation Unit size in-kind for portfolio securities of the particular ETF Series (“Deposit Securities”) or for cash, each as more fully described in the current prospectus and statement of additional information with respect to such ETF Series, included in its registration statement on Form N-1A, No.         ; and as authorized under the Order of Exemption dated                     , 200     of the Securities and Exchange Commission (the “SEC”), Investment Company Act Release No.             ; File No.                  (“Order of Exemption”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Trust hereby appoints J.P. Morgan to provide services for the ETF Series listed on Schedule A hereto (the “Funds”), as described hereinafter, subject to the supervision of the Board of Trustees of the Funds (the “Board”), for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule B to this Agreement.

The Trust’s Board of Trustees may appoint one or more third parties (each, a “Service Provider”) to perform certain services provided for under this Agreement on behalf of the Trust. In each case, the Trust shall notify J.P. Morgan in writing of the scope of services to be provided by a Service Provider; the commencement date (and, if applicable, termination date) for such services; and the location where the books and records related thereto shall be maintained. J.P. Morgan shall have no responsibility for any services rendered by any such Service Provider. The provisions of Schedule C, D or E, as applicable, shall be amended accordingly to remove certain services from those required to be provided hereunder, and the parties shall mutually agree upon a change to the fees payable under Schedule B, and the changes to services and fees shall become effective upon the date set forth in an executed amendment to this Agreement specifying those changes. In the event the Trust appoints any Service Provider other than J.P. Morgan to provide any of the services listed in Schedule C, D or E, J.P. Morgan reserves the right to terminate this Agreement, as well as the Domestic Custody Agreement between the Trust and JPMorgan Chase Bank N.A., dated ______, within 60 days after such appointment.

2. REPRESENTATIONS AND WARRANTIES.

(a) J.P. Morgan represents and warrants to the Trust that:

(i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;

(ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts;

(iii) J.P. Morgan is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;

(v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan’s ability to perform its duties or obligations under this Agreement;

(vii) J.P. Morgan’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan; and

(viii) J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its services under this Agreement that meet reasonable commercial standards, subject to Section 10 of this Agreement.

(ix) J.P. Morgan will comply with all policies and procedures of the Trust and all applicable federal laws, including but not limited to the Investment Company Act of 1940, as amended (“the 1940 Act”), and the Securities Exchange Act of 1934, as amended, and any and all rules and regulations of applicable governmental or regulatory agencies. To the extent applicable, J.P. Morgan agrees that it will comply with any requirements set forth in (i) the Exchange Act Rule 19b-4 relief provided to the American Stock Exchange LLC (Release No. 34-52197; File No. SR-Amex-2004-62) or similar relief which may be provided to any other listing exchange; (ii) the Third Amended and Restated Application for an Order under Section 6(c) of the 1940 Act for an exemption from Sections 2(a)(32), 5(a)(1), 22(d) and 24(d) of the 1940 Act and Rule 22c-1 under the 1940 Act and under Sections 6(c) and 17(b) of the 1940 Act for an exemption from Sections 17(a)(1) and 17(a)(2) of the 1940 Act, File No. 812-12354; (iii) the registration statement of the Funds; and (iv) the Request for Exemptive, Interpretive or No-Action Relief from Section 11(d)(1) of the Exchange Act and Rules 10a-1,

10b-10, 10b-17, 11d1-2, 14e-5, 15c1-5, 15c1-6, Rules 101 and 102 of Regulation M and Rule 200(g) of Regulation SHO.

(x) J.P. Morgan will comply with the Trust’s portfolio holdings disclosure policy.

(b) The Trust represents and warrants to J.P. Morgan that:

(i) the Trust is a Delaware business trust, duly organized and existing and in good standing under the laws of Delaware;

(ii) the Trust is empowered under applicable laws and by its Charter Document and By-Laws to enter into and perform this Agreement;

(iii) all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

(iv) the Trust is an investment company properly registered under the 1940 Act;

(v) a registration statement under the Securities Act of 1933, as amended (“1933 Act”) and the 1940 Act on Form N-1A (the “Registration Statement”) and the Order of Exemption have been filed with the SEC and will be effective and will remain effective as required by law, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties or obligations under this Agreement;

(vii) the Funds’ registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Fund’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; however, this representation and warranty does not eliminate any obligations of J.P. Morgan to comply with the applicable laws as they relate to information provided by J.P. Morgan that is included in any of the Fund’s prospectuses and/or statements of additional information; and

(viii) the Trust’s entrance into this Agreement shall not cause any breach or conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it where such breach or conflict would impair the Trust’s ability to perform its duties or obligations hereunder.

3. DELIVERY OF DOCUMENTS. The Trust or its agent will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may reasonably request or requires to properly discharge its duties hereunder. Such documents may include but are not limited to the following:

(a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Funds and approving this Agreement;

(b) The Trust’s Declaration of Trust;

(c) The Trust’s By Laws;

(d) The Trust’s Notification of Registration on Form N-1A under the 1940 Act, as filed with the SEC;

(e) The Registration Statement including all exhibits thereto, as hereafter amended and supplemented with respect to the Funds;

(f) Any Orders of Exemption with respect to the Funds;

(g) Copies of the Investment Advisory Agreement between the Funds and their investment adviser (the “Advisory Agreement”);

(h) Opinions of counsel and auditors’ reports;

(i) Such other relevant agreements as the Trust may enter into with respect to the Funds from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements necessary for J.P. Morgan to fulfill its obligations to maintain all necessary Trust records.

4. SERVICES PROVIDED.

(a) J.P. Morgan will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Registration Statement, Organization Documents and By-Laws; applicable U.S. laws and regulations; and all resolutions and policies implemented by the Board with respect to the Funds, of which J.P. Morgan has been notified by the Trust:

(i) Fund Administration and Compliance Services;

(ii) Fund Regulatory Services; and

(iii) Fund Accounting Services.

A detailed description of each of the above services is contained in Schedules C, D and E, respectively, to this Agreement.

(b) J.P. Morgan will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

(ii) provide the services of individuals to serve as officers of the Trust who will be designated by J.P. Morgan and elected by the Board subject to reasonable Board approval;

(iii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iv) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

(v) keep all Fund records in such form and manner as J.P. Morgan may deem appropriate or advisable, consistent with Section 2(a)(viii) hereof, as required by the 1940 Act and the rules thereunder and any other applicable rules. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under the 1940 Act thereunder, and, depending on volume, potentially maintained off-site, only for required periods of time, at the Funds’ expense without markup, and made available in accordance with the 1940 Act and the rules thereunder. In addition, J.P. Morgan agrees to make such books and records available for inspection by the Trust or by regulatory authorities such as the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when authorized by the Trust or when legally obligated to divulge such information by duly constituted authorities or court process.

J.P. Morgan shall promptly, upon reasonable notice by the Trust, turn over to the Trust and cease to retain the Trust’s files, records and documents created and maintained by J.P. Morgan pursuant to this Agreement.

5. FEES AND EXPENSES.

(a) As compensation for the services rendered to the Funds pursuant to this Agreement the Funds shall pay J.P. Morgan monthly fees determined as set forth in Schedule B to this Agreement. Such fees are to be billed monthly and shall be due and payable thirty (30) days after receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b) For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

(c) The Trust may request additional services, additional processing, or special reports for the Funds, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Funds’ status may necessitate additional services, processing or reports. In either instance, if the parties hereto agree that J.P. Morgan will provide such services or arrange for their provision, J.P. Morgan shall be entitled to additional fees and expenses as mutually agreed by the parties hereto.

(d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Trust agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for a Fund through J.P. Morgan at the Trust’s request or for any other commercially reasonable expenses that J.P. Morgan may incur on a Fund’s behalf, at the Trust’s request. Expenses and costs to be incurred by the Funds in the operation of the Funds and to be borne by the Funds (“Fund Expenses”) may include but are not limited to the following: organizational costs; taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of J.P. Morgan, or the Fund’s investment adviser (except the Trust’s Compliance Analyst and a portion of the compensation for the Trust’s Chief Compliance Officer) or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees; NSCC transaction fees, postage and mailing costs directly related to the distribution of shareholder materials; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses incurred at the request of the Trust; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Funds (the Funds’ distributor or other third party to bear the expense of all other printing, production, and distribution of Prospectuses, and marketing materials); expenses of printing and production costs of shareholders’ reports and proxy statements and materials; expenses of proxy solicitation, edgarization, proxy tabulation and annual meetings; costs and expenses of Fund stationery and forms; microfilm and storage, costs associated with Trust, shareholder, and Board meetings (and with respect to Board meetings, travel-related expenses for J.P. Morgan employees who are requested by the Trust’s adviser to attend); reasonable service termination and conversion costs; reasonable telephone, courier and photocopying services, and any extraordinary Fund expenses. To the extent that Fund Expenses are actually incurred (and without any markup) by J.P. Morgan on behalf of a Fund, such Fund will reimburse J.P. Morgan, provided, that such Fund Expenses are customary, commercially reasonable or are approved by the Trust after being incurred by J.P. Morgan. In addition, J.P. Morgan may utilize one or more independent pricing services designated by the Trust to obtain securities prices , in connection with determining the net asset values of the Funds. For shared costs, including pricing services, the Trust will reimburse J.P. Morgan for the Trust’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Trust. The Short Funds (those Funds which seek to provide daily investment results, before fees and expenses, that match or correspond to a percentage of the inverse (opposite) of the daily performance of the applicable index) will be excluded from the pricing service allocation.

With respect to the foregoing, J.P. Morgan shall provide, upon request by the Trust, original invoices, calculations related to the Trust’s share of the cost and other reasonable items requested by the Trust.

(e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable within thirty (30) days of receipt of the invoice, unless disputed by the Trust. Disputed amounts of fees, out-of-pocket expenses, or additional charges of J.P. Morgan are not due and payable while they are being resolved. With respect to out-of-pocket expenses, the methodology underlying the calculation of such expenses invoiced to the Trust by J.P. Morgan shall be presented to the Trust in the event of a dispute.

(f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Undisputed charges remaining unpaid after thirty (30) days of the receipt of an invoice with respect to such charges shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate plus two percent (2%) per year, and all costs and expenses of effecting collection of any such sums, including reasonable attorney’s fees, shall be paid by the Trust to J.P. Morgan, unless such delay in payment is attributable to J.P. Morgan or its affiliates, in which case no interest shall be charged and no collection costs shall be paid by the Trust.

(g) In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings due and payable in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund) this Agreement may be terminated upon one-hundred twenty (120) days written notice to the Fund by J.P. Morgan.

(h) Anything herein to the contrary notwithstanding, if either the Domestic Custody Agreement or the Agency Services Agreement between JPMorgan Chase Bank, N.A. and the Trust is terminated, then this Agreement shall automatically terminate on the date that the Domestic Custody Agreement or the Agency Services Agreement terminates.

6. LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a) J.P. Morgan shall exercise reasonable care in the performance of all of its obligations under this Agreement, but shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Funds or third parties, in connection with the matters to which this Agreement relates, except to the extent such loss or expense is caused by or results from J.P. Morgan’s negligence, willful misconduct or reckless disregard of its duties and obligations.

(b) J.P. Morgan shall not be responsible for, and, to the extent that J.P. Morgan has not acted with negligence, engaged in willful misfeasance or acted in reckless disregard of its obligations and duties, the Trust shall indemnify and hold J.P. Morgan and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;

(ii) reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Funds, other than by employees of J.P. Morgan and which have been prepared or maintained by the Fund, or any third party on behalf of the Funds;

(iii) any Fund’s refusal or failure to comply with the terms of this Agreement or lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv) the breach of any material representation or warranty of a Fund hereunder;

(v) following any instructions or other directions reasonably believed to be requests of a Fund or otherwise duly authorized, other than by employees of J.P. Morgan, and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;

(vi) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by the Funds, their investment advisers and/or sub-advisers, and providers of other services such as NSCC, data services, corporate action services, pricing services, or securities brokers, unless such delays, inaccuracies, errors or omissions are the result of any action by the Indemnitees;

(vii) the offer or sale of shares by the Funds in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(viii) any failure of the Trust’s Registration Statement with respect to the Funds, to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder), the Order of Exemption and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund’s prospectus, provided that this obligation to indemnify shall not apply if such statement or omission or alleged statement or omission was made in reliance upon and in conformity with information furnished by J.P. Morgan;

(ix) the actions taken by the Funds, their investment adviser and/or sub-advisers, and their distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(x) all actions, inactions, omissions, or errors caused by third parties to whom the Trust or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust, or the investment adviser or sponsor of the Funds.

(c) In addition to and not in limitation of paragraph (b) immediately above, the Trust also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising our of J.P. Morgan’s performance under this Agreement, provided the Indemnitees have not acted with negligence, engaged in willful misconduct or acted with reckless disregard of their obligations and duties.

(d) In the event of a claim for indemnification, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that J.P. Morgan will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the rights hereunder.

The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to J.P. Morgan, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit, retain counsel, and bear the fees and expenses of same, J.P. Morgan, if it desires to retain any additional counsel, shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse J.P. Morgan for the reasonable fees and expenses of any counsel retained by J.P. Morgan, and satisfactory to the Trust, whose approval shall not be unreasonably withheld.

(e) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Funds and their custodians, officers and directors, investment adviser and sub-advisers, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Funds, as necessary or appropriate.

(f) In no event shall J.P. Morgan or the Trust be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan or the Trust has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. This provision and the indemnity obligations provided herein shall survive the termination of this Agreement.

7. TERM. Subject to Board approval, this Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall continue in effect unless terminated by either party on 180 days’ prior written notice or by mutual agreement of the parties; provided, however, that the fees set forth on Schedule B hereto shall be valid, and not subject to change, for a period of three (3) years following the effective date of this Agreement.

Upon termination of this Agreement, the Trust shall pay to J.P. Morgan such compensation and any Fund Expenses incurred by J.P. Morgan on behalf of a Fund which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later provided that such Fund Expenses are customary, commercially reasonable or were approved by the Trust.

8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:

7501 Wisconsin Avenue

Suite 1000

Bethesda, MD 20814

Attention: General Counsel

Fax: (240) 497-6530

If to J.P. Morgan:

J.P. Morgan Investor Services Co.

73 Tremont Street

Boston, MA 02108

Attention: Legal Department

Fax: (617) 557-8616

9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10. FORCE MAJEURE. J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its business which provides the services set forth in this Agreement that it determines from time to time meet reasonable commercial standards. J.P. Morgan shall not be responsible or liable for any harm, loss or damage suffered by the Funds, their investors, or other third parties or for any failure or delay in performance of J.P. Morgan’s obligations under this Agreement arising out of or caused, directly or indirectly, by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except by employees of J.P. Morgan), malfunction of equipment or software (except where such malfunction is primarily attributable to J.P. Morgan’s negligence or willful misconduct in selecting, operating or maintaining the equipment or software), or any cause beyond the reasonable control of J.P. Morgan, provided that J.P. Morgan has notified the Trust promptly when it becomes aware of a specific occurrence or event and, subject to the circumstances, has used its best efforts to resolve the adverse effects of the specific occurrence or event.

11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14. OBLIGATIONS OF THE TRUST. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Agreement and Declaration of Trust.

15. SEPARATE AGREEMENTS. Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Trust shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. Without limiting the generality of the foregoing, in no event shall J.P. Morgan have recourse, whether by set-off or otherwise, with respect to any amounts owed or any liabilities incurred by a Fund, to or against any assets of any other Fund. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis of joining the Funds for any reason.

16. PRIVACY. In accordance with the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to J.P. Morgan, or collected or retained by J.P. Morgan in the course of performing its duties shall be considered confidential information. J.P. Morgan agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of J.P. Morgan or third parties who have entered into contractual arrangements with the Trust or with J.P. Morgan, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the direction of the Trust, (iii) as required by law or (iv) subject to (i) above, as permitted by law. J.P. Morgan represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to consumers or customers of the Trust. J.P. Morgan warrants that it shall not disclose such confidential information to any person or entity as permitted in the previous sentence unless such person or entity has agreed to keep such information confidential. The Trust represents to J.P. Morgan that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide J.P. Morgan with a copy of that statement annually.

17. INTELLECTUAL PROPERTY. J.P. Morgan acknowledges and agrees that all intellectual property rights of the Trust, ProShare Advisors LLC or any of their affiliates, including without limitation, patent, trademark, copyright, and trade secret rights, shall remain in the Trust, ProShare Advisors LLC or their affiliates, as applicable. J.P. Morgan disclaims any right, title or interest in such intellectual property rights.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PROSHARES TRUST

By:
Name:
Title:

J.P. MORGAN INVESTOR SERVICES CO.

By:
Name:
Title:

FUND SERVICES AGREEMENT

SCHEDULE A

SHORT500 PROSHARES

SHORT400 PROSHARES

SHORT30 PROSHARES

SHORT100 PROSHARES

ULTRASHORT500 PROSHARES

ULTRASHORT400 PROSHARES

ULTRASHORT30 PROSHARES

ULTRASHORT100 PROSHARES

ULTRA500 PROSHARES

ULTRA400 PROSHARES

ULTRA30 PROSHARES

ULTRA100 PROSHARES

FUND SERVICE AGREEMENT

SCHEDULE B

FEES AND EXPENSES Fund Accounting, Fund Administration and Standard Fund Regulatory Services

FEES AND EXPENSES

Fund Accounting, Fund Administration and Standard Fund Regulatory Services

The per annum fees set forth on this Schedule B include the (1) per fund charges (2) market value fees, and (3) out-of-pocket expenses described in Section 5, which will be valid for the services described in this Agreement , and will not be subject to change by J.P. Morgan, for a period of three (3) years following the effective date of this Agreement, or the commencement of operations, whichever is later.

(1)	Per Fund Charge (calculated monthly based on average net assets)

First 6 Months
$0 to $50 million	[ ]
Over $50 million	[ ]

Next 6 Months
$0 to $50 million	[ ]
Over $50 million	[ ]

Year 2

First Level Charge
$0 to $50 million or	[ ]
Over $50 million	[ ]
Second Level Charge (in addition to the First Level Charge above for Funds with assets less than $50 million)
$0 to $20 million or	[ ]
$20 million to $50 million*	[ ]

*	In Year 2, the maximum amount a single Fund will pay for the Per Fund Charge will be [ ]

Year 3 and thereafter

Charge per fund	[ ]

(2)	Market Value Fees (calculated monthly based on average net assets)

Based on Total Average Net Assets
First $1 billion	[ ]
$1 billion to $2 billion	[ ]
$2 billion to $5 billion	[ ]
Over $5 billion	[ ]

(3)	Out-of-Pocket Expenses

The Trust will reimburse J.P. Morgan for Fund expenses incurred by J.P. Morgan on behalf of the Trust, including those set forth in Section 5 of this Agreement, provided that such expenses are without markup, customary and commercially reasonable. With respect to the foregoing, J.P. Morgan shall provide, upon request by the Trust, invoices and other reasonable items requested by the Trust in order to verify such expenses.

FUND SERVICES AGREEMENT

SCHEDULE C

DESCRIPTION OF FUND ADMINISTRATION

AND COMPLIANCE SERVICES

J.P. Morgan’s Fund Administration and Compliance Services are designed and intended to address the Funds’ financial and tax reporting, portfolio compliance and general administration needs. J.P. Morgan will work closely with the Funds’ experts, such as public accountants and legal counsel, with respect to these services.

I.	Financial Reporting Services

A.	Coordinate, prepare and review the Fund’s financial statements (annual and semiannual), in accordance with all applicable rules and regulations, including:

(1)	Schedules of Investments;

(2)	Statements of Assets and Liabilities;

(3)	Statements of Operations;

(4)	Statements of Changes in Net Assets;

(5)	Financial Highlights; including expense ratios and portfolio turnover rates;

(6)	Notes to Financial Statements;

(7)	Review of other Financial Data included in annual and semi-annual reports;

(8)	MDFP line graphs and performance information;

(9)	Tax disclosure information;

(10)	Supplemental premium/discount charts (e.g. Net Asset Value compared to the midpoint between the bid-ask spread);

(11)	Shareholder meeting results;

(12)	Trustees and Officers information;

(13)	Expense Examples;

(14)	Portfolio Holdings and Index Composition Data; and

(15)	Any additional information that may be required by rule or regulation.

B.	Coordinate printing and distribution of prospectuses, annual and semi-annual reports, quarterly filings, and proxies (including tabulation), subject to oversight by the investment adviser of the Trust.

C.	Coordinate, prepare, review and filing of SEC Form N-CSR Filings, including certifications by fund officers, if applicable, subject to review and approval by the Treasurer of the Trust.

D.	Coordinate, prepare, review, and filing of Form N-SAR.

E.	Prepare and file Form N-Q for all Funds.

F.	Prepare, review and coordinate the financial highlights for the prospectus.

G.	Prepare and file Form NP-X, provided that the Trust or its agents timely provide the relevant information to J.P. Morgan.

H.	Additional Services (subject to additional fees):

(1)	Pro-Forma Statements;

(2)	In-house Publishing (Frame maker);

(3)	Maintenance of Customized Industries and Descriptions; and

(4)	Additional Graphics, other than those required by rule, regulation or form applicable to open-end investment companies (i.e., pie charts).

II.	TAX SERVICES

A.	Responsibility for preparation and review of the following:

(1)	Fiscal and excise tax provisions (includes all book/tax adjustments except those noted in subsection I below) in accordance with the Internal Revenue Code and any applicable rules and regulations;

(2)	Federal and state income and excise tax returns (Forms 1120-RIC, 8613, etc.) (including filings by extended due dates and including filing of same); Review includes signature of J.P. Morgan as Trust officer, but excludes signature as paid preparer;

(3)	State income tax returns for the state of incorporation and, if required, for the state where the investment adviser is located. Additional state filings as required and will be treated as an added service and billed accordingly.

(4)	All applicable data (including, but not limited to, year-end distribution reclassifications, return of capital, foreign tax credit, tax-exempt income, treasury income, income by state, income by country, long-term capital gains, qualified interest income and qualified short-term gain and qualified dividend income) required for year end shareholder tax reporting to the Trust’s transfer agent, the ICI distribution list, and other parties as applicable.

(5)	Calculation of periodic distribution rates and review to reasonably ensure that distributions are not considered preferential under the Internal Revenue Code.

(6)	Calculation of all required 60-day designation information to be included in the Trust’s annual report (including, but not limited to, foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, and qualified dividend income).

(7)	Quarterly tax exempt asset test and annual foreign security asset test.

(8)	Tax equalization calculations.

(9)	Real-time wash sale calculations (including the impact of redemption in kind on wash sales reversals and the possible impact of contributions in kind on wash sale deferrals).

(10)	Calculation of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules or regulations.

(11)	Calculation of one tax capital gain estimate for excise tax distribution purposes.

(12)	Maintain tax basis books and records sufficient for investment security transaction lot selections.

(13)	Prepare and file Form 1099s, if applicable.

B.	Tax preparation and review of all items regarding liquidations or mergers including completion of the final tax provision(s), return(s) and calculations of all tax attributes.

C.	Support annual report, semiannual report and N-Q process by preparing and reviewing the following:

(1)	Identify and track all book/tax differences; and

(2)	Tax-related footnote disclosure (includes tax cost, Return of Capital/Statement of Position, undistributed and distributed tax income, if applicable).

D.	Monitor and advise the Trust and the Funds concerning their regulated investment company status under the Internal Revenue Code (Subchapter M), including qualification testing (e.g., asset diversification, good income and distribution tests);

E.	Review complex corporate actions.

F.	Prepare and review one tax basis income estimate, including capital gains, during each Fund’s fiscal and excise year.

G.	Assist with testing for personal holding company status, as deemed necessary.

H.	Additional services (subject to additional fees):

(1)	REMIC OID calculations

(2)	Accelerated fiscal or Excise Tax Reporting;

(3)	Mutually agreed upon tax consulting.

(4)	Assistance with Internal Revenue Service audits.

(5)	Determine personal holding company status, as deemed necessary.

(6)	Determine ownership changes, as deemed necessary.

(7)	Prepare and review greater than one tax basis income estimate, including capital gains, during each Fund’s fiscal and excise year.

III.	Compliance Services

J.P. Morgan will provide assistance to the Funds and their investment adviser with respect to compliance with federal tax and securities laws. J.P. Morgan’s provision of compliance services is designed to assist the Funds and their investment adviser but is not intended as an assumption by J.P. Morgan of the investment adviser’s fiduciary duties and legal responsibilities to the Funds.

A.	Portfolio compliance.

(1)	Implement written procedures for J.P. Morgan as the Trust’s service provider reasonably designed to prevent violations of federal securities laws;

(2)	Prepare quarterly reports for the Fund’s compliance officer listing any known material compliance violations that occurred;

(3)	Monitor and test each Fund’s compliance with such investment restrictions and other regulatory requirements, as may be agreed to among the Funds’ investment adviser, J.P. Morgan and each Fund as necessary to meet industry regulations (e.g., issuer or industry diversification, etc.);

(4)	Perform independent daily/monthly portfolio compliance review of information contained in fund accounting source reports;

(5)	Coordinate mailing of all IRS quarterly compliance reminder letters to investment adviser of the Trust;

(6)	Prepare brokerage commission reports for review by the Funds’ investment adviser;

(7)	Prepare compliance reports for the Funds’ Board of Trustees;

(8)	Communicate results of compliance testing to the investment adviser for the Trust on a daily basis;

(9)	Provide access to compliance records and compliance tracking systems;

(10)	Develop, maintain, and monitor a compliance calendar for the Trust; and

(11)	Assist in monitoring best execution by providing quarterly brokerage commission reports.

B.	Compliance with policies and procedures.

(1)	Assist the Funds’ investment adviser with monitoring its compliance with Fund Board directives, including but not limited to Joint Repurchase Agreements and “Approved Issuers Listings for Repurchase Agreements” with J.P. Morgan parties, and procedures required under Rules 17a-7, 17e-1, 17(g), 17(j) and 12d3-1 of the 1940 Act;

(2)	Monitor compliance by each Fund with conditions imposed by Rule 18f-3 relating to multiple classes of shares, if applicable, and notify the Funds as to the results thereof;

(3)	With respect to J.P. Morgan services: (i) assist with the development and monitoring of the Trust’s Disclosure Controls and Procedures and ensure compliance with the Sarbanes-Oxley Act of 2002; (ii) responsible for required Board communications related to the Sarbanes-Oxley Act; and (iii) responsible for obtaining sub-certifications and any additional materials for Sarbanes-Oxley attestation with respect to financial reports;

(4)	Coordinate due diligence pursuant to the Funds’ Pricing and Valuation Procedures and report conclusions to the Board of Trustees;

(5)	Make required filings with respect to the Trust’s fidelity bond;

(6)	Monitor compliance with the 1940 Act and with rules, and amendments to rules, adopted thereunder, and notify the Funds of the results thereof;

(7)	Oversee and maintain required books and records for each Fund, as required by all applicable statutes, rules and regulations, including without limitation Rules 31(a)-1 and 31(a)-2 of the 1940 Act; and

(8)	Develop and implement appropriate policies and procedures in response to applicable regulatory developments.

(9)	Oversee compliance with the Funds’ Pricing and Valuation Procedures, in accordance with the 1940 Act.

C.	38a-1 Compliance

(1)	Provide information and assistance reasonably required by the Trust’s Chief Compliance Officer or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures;

(2)

Maintain certain records for the Trust in accordance with Rule 38a-1, including (a) a copy of the policies and procedures adopted by the Trust required pursuant to Rule 38a-1 that are in effect, or at any time within the past five years were in effect, in an easily accessible place; (b) copies of materials provided to the Board in connection with their approval of policies and written reports provided to the Board pursuant to Rule 38a-1 for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and (c) any records documenting the Trust’s annual review pursuant to Rule 38a-1 for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place;

(3)	Assist in the development of policies of the Trust and establish procedures to support such policies as requested by the Trust; and

(4)	Make modifications to policies and procedures as necessary and in coordination with the Trust.

IV.	General Administration Services

A.	Expense accruals.

(1)	Calculate estimated expense ratio projections for new Funds to be included in the Fund’s prospectus.

(2)	Prepare Fund budgets and calculate expense ratio projections on a monthly or more frequent basis as needed.

(3)	Monitor expense accruals including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors’ fees, etc.). for adequacy and make adjustments as needed (at least monthly).

(4)	Calculate contractual Trust expenses, monitor all Funds’ expense ratios.

(5)	Implement and determine methodology for allocating expenses within the Trust.

(6)	Ensure allocations are appropriate and in compliance with Rule 18f-3 relating to multiple classes of shares

(7)	Calculate and monitor fee waivers, if necessary, under and Expense Limitation Agreement approved by the Board of Trustees

(8)	Prepare, calculate, review and coordinate fee table and fee example information and disclosures for the prospectus.

B.	Expense payments.

(1)	Review invoices directed to the funds and effect payments as appropriate;

(2)	Calculate Trust expense allocations when appropriate;

(3)	Arrange, if directed by the appropriate client Fund officers, for the payment by wire of a Fund’s expenses;

(4)	Prepare and file form 1099-MISC for fund expense payments, including Trustees’ fees; and

(5)	Provide expense details to the Funds’ investment adviser for periodic review.

(6)	Assist in the verification of the appropriateness of all Fund expenses including out-of-pocket costs charged to the Funds

C.	Prepare and review all monthly performance calculations:

(1)	Total return;

(2)	SEC yield;

(3)	Distribution yield;

(4)	After-tax performance calculations (once per year per Fund);

(5)	Total return at varying sales charges; and

(6)	Other calculations required for the annual report, prospectus, statement of additional information, Form N-CSR and/or Form N-SAR.

D.	Reports to statistical service providers:

(1)	Coordinate and facilitate all registration and reporting to fund data reporting companies (e.g., Lipper, Morningstar, etc.). Disseminate daily net asset values and daily/periodic distribution factors. Verify the accuracy of total returns and other Fund data and information published by Lipper, Morningstar, etc. and prepare quarterly reports detailing inaccuracies. Provide all changes/corrections to data reporting companies;

(2)	Coordinate and facilitate NASDAQ registration process and symbol selection;

(3)	Report Fund performance to twelve (12) outside statistical service agencies per month as directed by the Trust;

(4)	Review the accuracy of data published by such reporting agencies and prepare quarterly reports describing material inaccuracies; and

(5)	Prepare Fund information surveys requested by the Investment Company Institute.

E.	Examinations. Provide support, prepare for, and coordinate communications and collection of records and documents held by J.P. Morgan on the Trust’s behalf, with respect to regulatory agency examinations and inspections (e.g., SEC, NASD, IRS and bank regulators) of the Funds including industry-wide inspections to which the Funds may be subject (all of the foregoing “Examinations”). Prepare draft responses to Examinations with respect to information in the possession of J.P. Morgan or which implicate J.P. Morgan services provided to the Funds.

F.	Officers. Furnish appropriate officers for the Trust, including assistant treasurer and assistant secretary. The assistant treasurer and assistant secretary of the Trust will perform duties attendant with their position including the following duties:

(1)	Attend and represent the Trust at periodic Board meetings, as necessary;

(2)	Work with audit firm on tax and reporting issues;

(3)	Work with other fund officers on fund strategy and accounting policies;

(4)	Assist in the development and evaluation of the Trust’s Disclosure Controls and Procedures; and

(5)	Record minutes and maintain official Board records.

G.	Other general administration:

(1)	Maintain and manage annual regulatory filing calendar and follow-up with responsible parties;

(2)	Prepare, review and file Form 24f-2 and coordinate the Trust’s payment of appropriate fees;

(3)	Apply for all portfolio Tax I.D. numbers and CUSIP numbers;

(4)	Maintain insurance files for the Funds;

(5)	Review materials and reports prepared by Fund auditors, and materials prepared by Fund counsel which are submitted to J.P. Morgan;

(6)	Review Fund registration statements for new products and proxy materials prepared by Fund counsel and prepare organizational meeting board materials for new products;

(7)	Assist in coordinating seed money and establish control accounts for new funds;

(8)	Maintain open file summary, authorized signers list, and fund compliance calendars;

(9)	Assist the Trust in obtaining Fund ratings from NRSRO’s.

(10)	Respond to and coordinate requests from independent fund accountants related to Fund audits and other Fund related business.

(11)	Review materials and reports prepared by Trust auditors, and materials prepared by Trust counsel which is submitted to J.P. Morgan.

FUND SERVICES AGREEMENT

SCHEDULE D

DESCRIPTION OF FUND REGULATORY SERVICES

A.	Prepare standard Fund agreements for J.P. Morgan services, subject to review by Fund counsel, including: (i) administration agreements; (ii) fund accounting agreements; and (iii) transfer agency agreements;

B.	Prepare post-effective amendments to the Registration Statement representing the annual update of financial and other information for such registration statement, file such documents with the SEC and review for compliance with applicable rules and forms, subject to review by Fund counsel;

C.	For new Fund products, review prospectuses, supplements, statements of additional information, other registration statement materials and proxy materials prepared by Fund counsel and file such documents with the SEC (services for which additional mutually agreed fees may be charged);

D.	Maintain files of registration statements, Fund contracts, Fund proxies, compliance materials and other Fund documents as required by the 1940 Act and rules adopted thereunder, as they may be amended from time to time, and other requirements;

E.	Prepare for, conduct and record minutes for up to two shareholder meetings per year;

F.	Assist with the design, development, and operation of the Funds, including new classes, modifying investment objectives, policies and structure;

G.	Provide J.P. Morgan procedures relevant to Chief Compliance Officer’s preparation of fund compliance manual;

H.	Provide additional manuals and revisions subject to additional mutually agreed fees;

I.	Provide regulatory calendar on a monthly basis;

L.	Board Process and Meetings:

(1)	Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Trust’s regular quarterly Board meeting materials;

D-1

(2)	Prepare quarterly Board meeting time and responsibility chart;

(3)	Provide at least two persons to attend quarterly and other Board meetings;

(4)	Prepare all quarterly Board materials, minutes and agendas and assist in preparation of narrative materials such as memoranda on routine items and new regulatory developments, subject to review by Trust counsel;

(5)	Prepare all Board minutes subject to review by Trust counsel;

(6)	Prepare special Board meeting and organizational Board meeting materials;

(7)	Coordinate Board book production and distribution;

(8)	Coordinate the provision of certain 1940 Act Section 15(c) materials and provide fee comparison reporting, subject to the direction and oversight of the investment adviser for the Trust;

(9)	Maintain calendar and files for all Board and shareholder meeting materials; and

(10)	Coordinate and facilitate distribution of trustee/officer questionnaires including audit committee financial expert questionnaire, subject to review and approval by Trust counsel and respond to trustees/officers questions relating thereto. Coordinate and facilitate distribution of questionnaires and other materials to trustees/officers regarding board self-assessment, as provided by Trust counsel.

(11)	Initiate and coordinate execution of Board approved documents as necessary.

M.	At the request of the Trust, draft and prepare Registration Statements for new products (subject to additional mutually agreed fees).

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FUND SERVICES AGREEMENT

SCHEDULE E

DESCRIPTION OF FUND ACCOUNTING SERVICES

J.P. Morgan shall provide the following accounting services to the Funds:

A.	Maintenance on behalf of the Funds of all books (in accordance with GAAP and Tax Basis) and records which the Funds are, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder;

B.	Calculation of each Fund’s Net Asset Value in accordance with the following procedure: obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, as approved by the Board; provided, however, that J.P. Morgan shall not be responsible for determining on its own any prices for securities or other instruments held by any of the Funds. The Fund’s Fair Value Committee will determine fair value security prices;

C.	Accounting for net investment income received and distributions made by each Fund;

D.	As mutually agreed upon, J.P. Morgan will provide reports to interested parties;

E.	Calculation of the cash component of the portfolio composition file and transmit the same to the NSCC and the Distributor;

F.	Apply dual sell selection methodology when calculating realized gains and losses (highest cost for market trades and lowest cost for in kind redemption trades);

G.	Review and compare each Fund’s NAV to the closing market price and/or 4:00 p.m. price for such Fund on the national securities exchange on which ETF Shares of such fund are traded, and report;

H.	Verify and reconcile with the Trust’s custodian all daily cash activity and with each Fund’s investment adviser, all daily trade activity;

I.	Accrue expenses of each Fund according to instructions received from the Trust’s Administrator;

J.	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

K.	Review daily the net asset value calculation for each Fund, check and confirm the net asset values for reasonableness and deviations, and distribute net asset values to the respective national securities exchange on which ETF Shares of such Fund are traded, as directed by such Fund;

L.	Post Fund transactions to appropriate general ledger categories;

M.	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by a Fund;

N.	Provide daily NAV, stale price and such periodic reports as the parties shall agree upon;

O.	Differentiate between and track gains/losses from redemption in kind trades and gains/losses from market trades;

P.	Provide internet access to accounting reports;

Q.	Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

R.	Provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations given by regulatory agencies;

S.	Record swap trading costs on trade date as requested by and provided by the Funds’ investment adviser;

T.	Prepare data for premium/discount calculation of NAV to secondary market price and provide data to interested parties daily as necessary;

U.	Perform mark-to-market and report on securities designated by each Fund’s investment adviser for their SEC Rule 10666 compliance and

V.	Upon approval from each Fund’s investment adviser, send daily Intraday Intrinsic Value (“IIV” files) to the Trust’s website.

W.

For each ETF Series, the PCF file and IIV file on any given business day will be created, and (i) the PCF file transmitted for each fund to the NSCC before 9:00 a.m. ET the next business day and (ii) the IIV file transmitted to a password protected website designated by the Trust before 9:00 a.m. ET the next business day. The PCF file shall include deposit securities and redemption securities for each ETF Series, as applicable, as well as the cash component. The IIV file shall include, as applicable, (i) the value of the deposit securities for each ETF Series, (ii) the notional value of the swaps held by such ETF Series (together with an indication of the index on which such swap is based and whether the ETF Series’ position is long or short), (iii) the most recent valuation of the swaps held by the ETF Series, (iv) the notional value of any futures contracts (together with an indication of the index on which such contract is based, whether the ETF Series’ position is long or short and the contract’s expiration date), (v) the number of futures contracts held by the ETF Series (together with an indication of the index on which such contract is based, whether the ETF Series’ position is long or short and the contract’s expiration date), (vi) the most recent valuation of the futures contracts held by the ETF Series, (vii) the ETF Series’ total assets and total shares outstanding, (viii) a “net other assets” figure reflecting expenses and income of the ETF Series to be accrued during and through the following business day and accumulated gains or losses on the ETF Series derivatives through the end of the business day immediately preceding the publication of the IIV file, and (ix) to the extent that any ETF Series holds cash or money market instruments about which information is not available in a PCF file, information regarding such ETF Series’ cash and money market instrument positions will be disclosed in the IIV File for such ETF Series. Both the PCF file and IIV file will reflect dividends paid to date and accruals for expenses incurred to date as well as the next business day’s estimated dividend and expense accrual information.

X.	On a daily basis portfolio holdings will be made publicly available for each ETF Series on a website designated by the Trust and/or a website of the American Stock Exchange or other listing exchange. Such portfolio holdings information for each ETF Series shall include names and number of shares held of each specific equity security, the specific types of financial instruments and characteristics of same, money market instruments and amount of cash held in the portfolio of each ETF Series.